Exhibit 99.1

GEON APPOINTS WALTERMIRE CHAIRMAN,

COMPLETING ITS SUCCESSION PLAN;
DECLARES QUARTERLY DIVIDEND

      Cleveland, Ohio — August 5, 1999 – The Board of Directors of The Geon Company (NYSE: GON) today named Thomas A. Waltermire to succeed William F. Patient as Chairman of the Board. The action completes a well-planned leadership transfer begun in 1997, when the Board tapped Waltermire to be chief operating officer. In May 1999, the Board named Waltermire the second chief executive officer in Geon’s history.

      Patient, 65, who announced in April that he would step down after six years as chairman and CEO, will remain a Geon director.

      “I am honored by the confidence the Board has shown in entrusting me with Bill Patient’s legacy of achievement,” said Waltermire, 49, who joined Geon’s former parent, The BFGoodrich Company, in 1974. “This seamless transition is just one of many testaments to Bill’s leadership and to the strength of our organization.

      “Now, building on the firm foundation that Bill established, we are moving forward to create a much larger performance polymers and services company that is technology based, global, multi-polymer, market focused and customer driven.”

      Under Waltermire’s leadership, Geon continues to grow, both internally and through acquisitions. On June 2, the Company announced the acquisition of O’Sullivan Corporation, a leading producer of engineered polymer films for the automotive and industrial markets. With O’Sullivan, Geon becomes the leading value-added engineered film supplier in North America.

      On July 1, Geon announced it would expand its plastisol formulators group with the acquisition of Acrol Holdings Limited, a leading United Kingdom vinyl plastisols compounder.

      In addition to appointing a new chairman, Geon directors today declared a quarterly dividend of 12.5 cents per share of common stock. The dividend is payable on September 15, 1999, to shareholders of record at the close of business on September 1, 1999.

      The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty resins and plastisol formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ nearly 3,000 people and have 23 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.